March 21, 2008

Amendment to Steve Purello’s Compensation Agreement, dated, December 6, 2007 with Workstream:

Pursuant to the announcement from Workstream Inc (the “Company”) on March 6, 2008, Mr. Purello’s employment agreement dated December 7, 2007 is amended as follows:
1.	As announced in the March 6, 2008 8K, Mr. Purello’s job title will reflect his recent promotion to President and Chief Executive Officer of Workstream, Inc., effective March 1, 2008.
2.	Mr. Purello’s compensation will be replaced by his current bonus plan with agreed upon Working capital goals and closing the merger.

Approved by the board of Directors on: March 19, 2008

Michael Mullarkey, Chairman of the Board	Date

I accept this amendment at written:

Steve Purello	Date:

Witness:

Name	Date: